UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

June 21, 2004

SAFEWAY INC.

(Exact name of registrant as specified in its charter)

Delaware	1-00041	94-3019135
(State or other jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

5918 Stoneridge Mall Road, Pleasanton, California	94588-3229
(Address of principal executive offices)	(Zip Code)

(925) 467-3000

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report.)

Item 11. Temporary Suspension of Trading Under Registrant’s Employee Benefit Plans

On June 14, 2004, Safeway Inc. sent a notice to participants in the Safeway 401(k) Plan, the Safeway 401(k) Savings Plan, and the Vons Companies, Inc. Pharmacists’ 401(k) Plan of a pension blackout period scheduled to occur between July 14 and July 27, 2004. On June 21, 2004, Safeway Inc. sent the following notice of the pension blackout period to its directors and executive officers:

Pursuant to the Sarbanes-Oxley Act of 2002 and Regulation BTR promulgated thereunder, Safeway is required to give you this notice in connection with transactions in Safeway Common Stock during a pension fund blackout period.

Safeway is upgrading the record-keeping services provided by Merrill Lynch to the following three Safeway benefit plans: The Safeway 401(k) Plan, The Vons Companies, Inc. Pharmacists’ 401(k) Plan, and The Safeway 401(k) Savings Plan (the “Plans”).

The blackout period during which this upgrade will occur commences at approximately 11:00 a.m. Pacific Time on July 14, 2004, and is expected to end at approximately 5:00 p.m. Pacific Time on July 27, 2004 (the “Upgrade Blackout Period”). During the Upgrade Blackout Period, participants in the Plans will be unable to engage in transactions in Safeway Common Stock through their Plan accounts or to direct or diversify investments in their individual accounts.

Directors and executive officers are prohibited from directly or indirectly purchasing, selling or otherwise acquiring or transferring any shares of Safeway Common Stock during the Upgrade Blackout Period, if the shares were acquired or would be acquired in connection with services provided to, or employment with, Safeway. To ensure compliance with this requirement, you are instructed not to engage in any transaction in Safeway Common Stock during the Upgrade Blackout Period.

Note: The Upgrade Blackout Period will not affect the regularly scheduled trading window period, which is scheduled to be open from July 29 through August 18, 2004.

For inquiries concerning either the Upgrade Blackout Period or the regularly scheduled trading window period, please contact Linda Sayler at 925-467-3912, or 5918 Stoneridge Mall Road, Pleasanton, CA 94588.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SAFEWAY INC.
(Registrant)

Date: June 21, 2004	By:	/s/ Robert A. Gordon
	Name:	Robert A. Gordon
	Title:	Senior Vice President & General Counsel

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